Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Workiva Inc. 2014 Equity Incentive Plan (As Amended and Restated May 28, 2026) of our reports dated February 19, 2026, with respect to the consolidated financial statements of Workiva Inc. and the effectiveness of internal control over financial reporting of Workiva Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
August 4, 2026